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                               LIST OF EXHIBITS


Exhibit 99.       Press Release


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DATE:  October 17, 1996
FOR IMMEDIATE RELEASE

CONTACT:    Joseph W. Major         (610) 970-4650
            Richard A. Elko         (610) 970-4627


                       Patriot Bank Corp. Third Quarter
                              Core Income Up 117%



Pottstown, PA...Patriot Bank Corp. (NASDAQ - NMS - PBIX), parent company of Patriot Bank, today announced that third quarter core income for 1996 increased 117% to $743,000 or $.21 per share from $343,000 in 1995. The return on average assets and return on average equity (both based upon core earnings) were .63% and 5.63%, respectively for the third quarter of 1996 compared to .52% and 7.01%, respectively for the third quarter of 1995. Year to date core earnings were up 105% to $2,003,000 or $.57 per share.

      For the third quarter of 1996 Patriot recorded a special after-tax charge of $836,000 ($1,338,000 before-tax) representing the special deposit insurance assessment levied against SAIF member financial institutions by the FDIC to recapitalize its SAIF Fund. This special charge resulted in a third quarter net loss of $93,000 and year to date net income of $1,167,000. "It is unfortunate that strong institutions like Patriot are required to recapitalize the SAIF Fund; however, we are glad to see the issue has finally been addressed," said Joseph W. Major, President and C.O.O. The disparity between what banks and thrifts pay for the same deposit insurance has been reduced significantly as a result of the recapitalization of the SAIF. Deposit insurance will be reduced from $.23 per $100 of deposits to $.064 per $100 of deposits. "Based upon our current level of deposits and the assessment rate for well capitalized institutions such as Patriot, we estimate that Patriot should save over $360,000 per year in deposit insurance costs and will recoup the special assessment in less than four years," continued Major. "Excluding the special charge, Patriot's third quarter financial results continue to be very strong and we continue to make significant progress in implementing our strategic plan," said Major.

      This plan is based upon the development of a sales culture in which highly motivated and trained team members attract and retain profitable customer relationships. The financial cornerstones of Patriot's strategic plan include:

          - generation of large volumes of high quality interest-earning assets
          - generation of low cost deposits and other sources of funds
          - maintenance of low interest rate risk
          - maintenance of low operating costs
          - focus on recurring fee income



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      Net interest income for the third quarter of 1996 was $3,230,000 compared to $1,833,000 for 1995, an increase of 76.2%. The net interest margin for the third quarter of 1996 was 2.82% compared to 3.28% for 1995. "The increase in net interest income and the decrease in the net interest margin reflects loan growth and the leveraging of Patriot's balance sheet with mortgage-backed securities and borrowings," said Major. "While we are growing the size of your company, we have worked to limit Patriot's exposure to interest rate risk and credit risk," said Major.

      Third quarter earnings for 1996 included a provision for possible loan losses of $90,000 compared to $15,000 in 1995. The increased level of the provision is consistent of Patriot's loan growth and re-entry into commercial lending. During the third quarter of 1996 Patriot closed $40,461,000 of loans compared to $30,145,000 of loans closed in the third quarter of 1995. The originations in the third quarter of 1996 included $5,614,000 of commercial loans. "Our experienced commercial lending team is concentrating on commercial loans which are generally secured by real estate and which have balances of $500,000 and less," said Major. "Patriot continues to experience very high asset quality as demonstrated by a percentage of non-performing assets to total assets of .15% and its percentage of all loans delinquent 30 days or more to total loans of .76%," continued Major.

      Non-interest income for the third quarter of 1996 was $128,000 compared to $144,000 in 1995. Non-interest expense (excluding the special charge) was $2,043,000 for the third quarter of 1996 compared to $1,397,000 for 1995. Patriot's overhead ratio (non-interest expense as a percentage of average assets) for the third quarter of 1996 improved to 1.75% from 2.40% for the third quarter of 1995. "The improvement in the overhead ratio is a reflection of Patriot's effort to grow while controlling costs," said Major, " Our conversion to a new state-of-the-art information processing system is on schedule and should be completed by year end. This conversion should enable Patriot to offer a more complete range of products and delivery systems to meet the various needs of both retail and small business customers, save time and money, and produce numerous efficiencies," continued Major.

      Total deposits at September 30, 1996 were $219,852,000 compared to $201,618,000 at December 31, 1995. During the third quarter of 1996 Patriot opened supermarket offices in Whitehall and Bethlehem, Pennsylvania. Patriot plans to open an additional supermarket branch in 1996 and several more in 1997. Also today, Patriot opened a traditional community banking office in Phoenixville, Pennsylvania.

      "Our strategic plan calls for low cost deposit gathering. We believe that supermarket offices offer a way of attracting profitable customer relationships at low cost. Our new Phoenixville office was recently operated by a large regional bank. We were able to lease this fully equipped office at a very reasonable cost and reopen it after being closed for less than three months. We have adopted an aggressive marketing plan aimed at attracting many of that office's previous customers to Patriot Bank," said Major.

      Patriot also recently introduced a check card and a credit card and completed the buy-back of 188,000 shares of its common stock.


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      "I am extremely excited with the results our team has achieved to date. I am confident that the hard work and dedication of Patriot's team will continue to produce positive results," said Gary N. Gieringer, Patriot's Chairman and Chief Executive Officer.

      At September 30, 1996 Patriot had total assets of $489,558,000 with ten community banking offices in Montgomery, Berks, Lehigh and Chester counties. The closing price of Patriot's common stock was $15 5/32 on October 16, 1996.



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

                              PATRIOT BANK CORP.
                        CONDENSED FINANCIAL INFORMATION
                  In Thousands Except Per Share Information
                                  (Unaudited)

                                       1996        1995         1996       1995
                                        YTD         YTD        3rd Qtr    3rd Qtr
                                     ----------  ----------   ---------  ----------
Interest Income                       $20,492     $12,356      $8,424      $4,308
Interest Expense                       11,648       6,887       5,194       2,475
                                     ----------  ----------   ---------  ----------

Net Interest Income                     8,844       5,469       3,230       1,833
Provision for Possible Loan Loss          205          45          90          15
                                     ----------  ----------   ---------  ----------

Net Interest Income after
   Provision for Possible Loan Loss     8,639       5,424       3,140       1,818
Non-Interest Income                       380         384         128         144
Non-Interest Expense                    7,053       4,229       3,381       1,397
                                     ----------  ----------   ---------  ----------

Pre-Tax Income                          1,966       1,579       (113)         565
Taxes                                     799         603        (20)         222
                                     ----------  ----------   ---------  ----------

Net Income                            $ 1,167     $   976     ($   93)     $  343
                                     ==========  ==========   =========  ==========



                                      Sept. 30,      Dec. 31,
                                        1996          1995
                                    ------------  -------------
Cash & Interest Bearing Deposits    $    4,072      $  18,556
Investments & MBS                      211,459         51,563
Loans                                  262,779        192,548
Other Assets                            11,248          6,202
                                    ------------  -------------

Total Assets                        $  489,558      $ 268,869
                                    ============  =============

Deposits                            $  219,852      $ 201,618
Borrowings                             213,500         10,000
Other Liabilities                        4,805          3,141
                                    ------------  -------------

Total Liabilities                      438,157        214,759

Stockholders' Equity                    51,401         54,110
                                    ------------  -------------

Total Liabilities & Stockholders'
Equity                              $  489,558      $ 268,869
                                    ============  =============

Key Statistics:

Book Value Per Share           $15.53*
Stockholders' Equity to Assets  10.50%

*Total stockholders' equity divided by shares issued less unallocated ESOP shares, treasury shares and MRP shares.